
<ARTICLE> 5
<LEGEND>
This schedule contains summary financial information extracted from financial information for Morris Material Handling, Inc. and is qualified in its entirety to such financial statements.
</LEGEND>
<MULTIPLIER> 1,000

<PERIOD-TYPE>                   YEAR                   3-MOS
<FISCAL-YEAR-END>                          OCT-31-1998             OCT-31-1998
<PERIOD-START>                             NOV-01-1998             AUG-01-1998
<PERIOD-END>                               OCT-31-1998             OCT-31-1998
<CASH>                                           2,534                   2,534
<SECURITIES>                                         0                       0
<RECEIVABLES>                                   83,553                  83,553
<ALLOWANCES>                                   (1,606)                 (1,606)
<INVENTORY>                                     42,561                  42,561
<CURRENT-ASSETS>                               138,509                 138,509
<PP&E>                                          67,649                  67,649
<DEPRECIATION>                                (26,579)                (26,579)
<TOTAL-ASSETS>                                 310,997                 310,997
<CURRENT-LIABILITIES>                           77,953                  77,953
<BONDS>                                        261,824                 261,824
<PREFERRED-MANDATORY>                                0                       0
<PREFERRED>                                          0                       0
<COMMON>                                             0                       0
<OTHER-SE>                                    (31,842)                (31,842)
<TOTAL-LIABILITY-AND-EQUITY>                   310,997                 310,997
<SALES>                                        317,857                  86,182
<TOTAL-REVENUES>                               319,188                  86,396
<CGS>                                          226,991                  59,667
<TOTAL-COSTS>                                   61,355                  17,259
<OTHER-EXPENSES>                                 4,168<F1>               1,107<F2>
<LOSS-PROVISION>                                     0                       0
<INTEREST-EXPENSE>                            (17,975)                 (6,811)
<INCOME-PRETAX>                                  8,726                   1,545
<INCOME-TAX>                                   (4,435)                 (1,539)
<INCOME-CONTINUING>                              4,291                       6
<DISCONTINUED>                                       0                       0
<EXTRAORDINARY>                                      0                       0
<CHANGES>                                            0                       0
<NET-INCOME>                                     4,291                       6
<EPS-PRIMARY>                                        0                       0
<EPS-DILUTED>                                        0                       0

<F1>As a result of the Recapitalization and subsequent restructuring, the Company recognized certain non-recurring employee benefit costs. These costs included Employee Termination costs associated with restructuring the Company's United Kingdom and United States manufacturing operations and Divesture Bonuses to certain members of management. The Company's former parent, not the Company, is responsible for making these bonus payments. The Employee Termination costs were approximately $1.8 milliion and the bonuses to management were approximately $1.2 million.

Parent management fees allocated by HII (prior to the Recapitalization) which represented an allocation of HII's corporate expenses were $1.2 million and $2.9 million for fiscal year 1998 and 1997, respectively.

<F2>As a result of the Recapitalization and subsequent restructuring, the Company recognized certain non-recurring employee benefit costs. These costs included Employee Termination costs associated with restructuring the Company's
United Kingdom and United States manufacturing operations. $1.1 million of these costs were recognized in the fourth fiscal quarter of 1998.

Parent management fees allocated by HII (prior to the Recapitalization) which represented an allocation of HII's corporate expenses were $0.0 million and $0.8 for the fourth fiscal quarter of 1998 and the fourth fiscal quarter of 1997, respectively.

